Exhibit 21

SUBSIDIARIES OF THE COMPANY AS OF MARCH 2, 2013

Pier 1 Assets, Inc., a Delaware corporation

Pier 1 Licensing, Inc., a Delaware corporation

Pier 1 Imports (U.S.), Inc., a Delaware corporation

Pier 1 Value Services, LLC, a Virginia limited liability company

Pier Lease, Inc., a Delaware corporation

Pier-SNG, Inc., a Delaware corporation

Pier Group, Inc., a Delaware corporation

PIR Trading, Inc., a Delaware corporation

Pier Alliance Ltd., a Bermuda company

Pier 1 Holdings, Inc., a Delaware corporation

Pier 1 Services Company, a Delaware statutory trust